Exhibit 3

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made as of February 17, 2015 by and between LFB Biotechnologies S.A.S., a company organized under the laws of France with a principal place of business at 3 avenue des Tropiques, B.P. 305-Les Ulis- 91958, Courtaboeuf Cedex, France (“Purchaser”), and TG Therapeutics, Inc., a Delaware corporation with a principal place of business at 3 Columbus Circle, 15th Floor, New York, New York 10019 (the “Company”).

WHEREAS, the Company and Purchaser are parties to that certain Exclusive License Agreement, dated as of January 31, 2012 (the “License Agreement”); and

WHEREAS, the Company and Purchaser are parties to that certain Securities Exchange Agreement, dated as of November 9, 2012 (the “Exchange Agreement”); and

WHEREAS, pursuant to Section 1.5 of the Exchange Agreement, the Company has agreed to issue Purchaser shares of the Company’s Common Stock on the terms and subject to the conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Company and Purchaser agree as follows:

ARTICLE 1. ISSUANCE OF SHARES

Section 1.1 Issuance of Shares. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, 114,855 shares (the “Shares”) of common stock of the Company, par value $0.001 (the “Common Stock”). The per share purchase price shall be equal to $6.53 (the “Purchase Price”).

Section 1.2 Repurchase of Shares. If the License Agreement is terminated, the Company shall have the right to repurchase the Shares from Purchaser at their then current fair market value. Fair Market Value shall mean, (i) if the Company is public at the time of termination, then the Company, may repurchase the shares at the Average Closing Price (as defined in section 7.3.5(d) of the License Agreement) as of the date of termination or (ii) if the Company is private at the time, then a price per share shall be determined by an independent third party valuation firm chosen by agreement of the parties, the cost of which shall be split equally by the parties.

Section 1.3 Closing. The closing of the issuance of the Shares hereunder (the “Closing”) shall be held contemporaneously with the execution of this Agreement at such time and place as the Company and Purchaser shall agree.

Section 1.4 Transactions at Closing. At the Closing, the Company shall issue and deliver to Purchaser a certificate in definitive form, registered in the name of Purchaser, representing the Shares being issued to Purchaser at the Closing.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

(a) Corporate Organization; Subsidiaries. The Company and its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the state where they are incorporated, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted. The Company and its subsidiaries are duly qualified as foreign corporations to do business, and are in good standing, in every jurisdiction in which their ownership of property or the nature of the business conducted and proposed to be conducted by them makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries (“Material Adverse Effect”).

(b) Corporate Authority. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, the issuance and sale by the Company of the Shares and the performance by the Company of the other transactions contemplated hereby have been duly authorized by the Company’s Board of Directors (the “Board”), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions so contemplated herein. This Agreement is the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c) No Violations; Consents and Approvals.

(i) Neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (A) result in a violation of the Company’s certificate of incorporation or bylaws; (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material agreement, indenture or instrument to which the Company or any subsidiary is a party; (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or its subsidiaries; or (D) result in the imposition of a mortgage, pledge, security interest, encumbrance, charge or other lien on any asset of the Company or any subsidiary.

(ii) Except for filings as may be required under the Securities Act of 1933, as amended (the “Securities Act”), no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, is required with respect to the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

(d) Issuance of Shares. The Shares when issued in accordance with the provisions of this Agreement and the License Agreement will be (i) duly and validly issued, fully paid and nonassessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof, other than any liens or encumbrances created by or imposed by the Purchaser, and not subject to preemptive rights or other similar rights of stockholders of the Company.

(e) Capitalization. The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, and (ii) 10,000,000 shares of Series A Preferred Stock. As of November 13, 2014, there were (i) 43,964,350 shares of Common Stock outstanding, and (ii) 0 shares of Preferred Stock issued and outstanding. The number of shares of common stock to be outstanding excludes as of September 30, 2014:

(i) 4,436,812 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.03 per share;

(ii) 13,194 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $18.62 per share;

(iii) 17,164 shares of common stock issuable upon the conversion of outstanding notes payable with a weighted average conversion price of $1,125.00 per share; and

(iv) an aggregate of 797,103 shares of common stock reserved for future issuance under our stock option and incentive plans.

All of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, and have been issued in compliance with federal and state securities laws.

(f) No Violation or Default. The Company is not (i) in violation of its certificate of incorporation or bylaws; (ii) in default (or subject to an event which with notice or lapse of time or both would become a default) under any agreement, indenture or instrument to which the Company is a party; or (iii) in violation of any law, rule, regulation, order, judgment or decree applicable to the Company; except for such violations or defaults, as described in clauses (ii) or (iii) of this sentence as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(g) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, the License Agreement or the transactions contemplated hereby or thereby or (ii) would have or reasonably be expected to have a Material Adverse Effect.

(h) Licenses and Permits. The Company possesses all licenses, certificates, permits and other authorizations issued by, and has made all declarations and filings with, the appropriate Federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of its properties and the conduct of its business, except where the failure to possess or make the same would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(i) Environmental Matters. The Company is in compliance with all foreign, federal, state and local rules, laws and regulations relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of health and safety or the environment which are applicable to their businesses, except where the failure to comply would not, singularly or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, there has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of toxic or other wastes or other hazardous substances by, due to, or caused by the Company (or, to the Company’s knowledge, any other entity for whose acts or omissions the Company is or may be liable) upon any of the property now or previously owned or leased by the Company, or upon any other property, in violation of any statute or any ordinance, rule, regulation, order, judgment, decree or permit or which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability, except for any violation or liability which would not, singularly or in the aggregate with all such violations and liabilities, have or reasonably be expected to have a Material Adverse Effect. There has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company has knowledge, except for any such disposal, discharge, emission, or other release of any kind which would not, singularly or in the aggregate with all such discharges and other releases, have or reasonably be expected to have a Material Adverse Effect.

(j) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows:

(a) Organization. The Purchaser is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(b) Authority. Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action, and no other proceedings on Purchaser’s part are or will be necessary to authorize this Agreement or for it to consummate such transactions. This Agreement is the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c) Acquisition for Investment; Regulation S. Purchaser (i) is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Purchaser has no present intention to effect, or any present or contemplated plan, agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, any distribution of Shares, (ii) is not organized under the laws of any jurisdiction within the United States of America, its territories or possessions, was not formed for the purpose of investing in Regulation S securities and is not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, (iii) is physically outside the United States of America, (iv) is not purchasing the Securities on behalf of or for the benefit of any U.S. person and the sale of the Securities has not been prearranged with any buyer in the United States of America, and (v) has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and is able financially to bear the risks thereof.

ARTICLE 3. RESTRICTIONS ON TRANSFER

Section 3.1 Restrictions on Transfer. The Purchaser agrees that the Shares may only be sold or transferred (i) pursuant to an effective registration statement under the Securities Act, or (ii) pursuant to an exemption from registration under the Securities Act.

Section 3.2 Legend. Each certificate representing the Shares shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S OF THE SECURITIES ACT, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

ARTICLE 4. MISCELLANEOUS

Section 4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

Section 4.2 Interpretation. As used in this Agreement, unless the context otherwise requires: (a) words of any gender include all genders; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof” “herein”, and “hereby” and derivative or similar words refer to this entire Agreement.

Section 4.3 Specific Enforcement. Purchaser, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

Section 4.4 Entire Agreement. This Agreement and the License Agreement contain the entire understanding of the parties with respect to the transactions contemplated hereby.

Section 4.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 4.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) upon receipt, when sent via a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company: TG Therapeutics, Inc. 3 Columbus Circle, 15th Floor New York, New York 10019 Attn: Sean A. Power Telephone: (212) 554-4305 Facsimile: (917) 210-3358	If to Purchaser: LFB Biotechnologies S.A.S. 3 avenue des Tropiques B.P. 305-Les Ulis- 91958 Courtaboeuf Cedex, France Attn: Telephone: [ ] Facsimile: [ ]

and to: Alston & Bird LLP 90 Park Ave. New York, NY 10016 Attention: Mark F. McElreath Email: mark.mcelreath@alston.com and to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,

P.C.,

One Financial Center

Boston, Massachusetts 02111

Attn: John J. Cheney, Esq.

          Brian P. Keane, Esq.

Telephone:        (617) 542-6000

Facsimile:         (617) 542-2241

Section 4.7 Amendments. This Agreement may be amended with the written consent of Purchaser. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

Section 4.8 Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Purchaser may assign its rights hereunder to an affiliate of Purchaser, provided that such affiliate agrees in writing to be bound by the terms and conditions set forth herein, and the Company may not assign any of its rights under this Agreement without the written consent of Purchaser, which consent shall not be unreasonably withheld.

Section 4.9 Expenses and Remedies. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense.

Section 4.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

Section 4.11 Publicity. Unless immediate publication is otherwise required by law, the Company and Purchaser will consult and cooperate with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

Section 4.12 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement. “Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government or other entity.

Section 4.13 Interpretation. The parties hereby acknowledge and agree that : (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 4.14 Confidential. Both Purchaser and Company agree to comply with the confidentiality obligations set forth in the License Agreement with respect to any Confidential Information provided by either party to the other party under this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

TG Therapeutics, Inc.		LFB Biotechnologies S.A.S.

By:	/s/ Michael S. Weiss	By:	/s/ Christian Bechon
Name: Michael S. Weiss		Name: Christian Bechon
Title: Exec. Chairman		Title: CEO